Exhibit 99.1

FOR IMMEDIATE RELEASE May 2, 2016

NASDAQ: ONB

oldnational.com

Contacts:

Media:

Kathy A. Schoettlin – (812) 465-7269

Executive Vice President – Communications

Financial Community:

Lynell J. Walton – (812) 464-1366

Senior Vice President – Investor Relations

Old National’s 1st quarter Net Income increases 29%

compared to 1st quarter 2015

•	Agreement reached to sell Old National Insurance

•	Anchor BanCorp Wisconsin Inc. partnership closes

1st QUARTER 2016 HIGHLIGHTS:

•	Earnings of $27.0 million, or $0.24 per common share

•	Adjusted earnings[1] of $28.1 million, or $0.25 per common share

•	Increase in Core Net Interest Margin[1]

•	Organic loan growth of 4.6% annualized, excluding covered loans

•	Tangible book value[1] increase of 2.4%; current dividend yield at 3.9%

•	7.8% decline in operational noninterest expenses[1] from 1st quarter 2015

[1]	Non-GAAP measures – refer to Tables 1, 2, 3 and 9 for Non-GAAP reconciliations

Evansville, Ind. (May 2, 2016) – Today Old National Bancorp (the “Company” or “Old National”) (NASDAQ: ONB) reported 1st quarter 2016 net income of $27.0 million, or $0.24 per share. These quarterly results compare to net income of $32.0 million in the 4th quarter of 2015 and $20.9 million recorded in the 1st quarter of 2015.

Included in 1st quarter 2016 results were $1.4 million in pre-tax charges relating to the merger and integration of Anchor BanCorp. Excluding the impact of these charges, Old National would have reported net income of $28.1 million, or $0.25 per share. Included in 4th quarter 2015 results were $11.1 million in pre-tax gains related primarily to the repurchase of 14 banking properties. Also included in the 4th quarter were $2.4 million in pre-tax charges related to continued efficiency initiatives as well as a $4.8 million pre-tax charge for a litigation settlement. Excluding the impact of these items, Old National would have reported net income of $29.4 million, or $0.25 per share in the 4th quarter of 2015. Included in 1st quarter 2015 results were $4.4 million in severance expense and $2.6 million in charges relating to branch consolidations. Also included in the 1st quarter of 2015 were $4.0 million of pre-tax merger and integration expenses. Excluding the impact of these pre-tax charges, Old National would have reported net income of $28.5 million, or $0.24 per share, in the 1st quarter of 2015. Refer to Table 1 for Non-GAAP reconciliations. Impacting Old National’s year over year comparison is the sale of 17 banking centers located in the Southern Illinois market and the Central Indiana and Ohio market. These sales were both completed on August 14, 2015.

Old National also announced today that it has agreed to sell the Company’s insurance agency subsidiary, ONB Insurance Group, Inc., d/b/a Old National Insurance, to Prime Risk Partners. Upon the completion of the transaction, Old National Insurance will operate under the name ONI Risk Partners. Included in the sale are Old National Insurance’s two third-party administrator subsidiaries, Employee Plans, LLC and JWF Specialty. The transaction is expected to close in the 2nd quarter of 2016, and is subject to customary closing conditions.

Additionally, Old National announced today that as of May 1, 2016, it has closed on its partnership with Anchor BanCorp Wisconsin Inc. (“Anchor”) in Madison, Wisc. This partnership, which provides an entry point for Old National into the most vibrant communities in the state of Wisconsin, includes 46 banking centers and adds $1.7 billion in total loans and $1.8 billion in total deposits, based on March 31, 2016, balances.

Also today, the Company announced its quarterly cash dividend of $0.13 per share. The dividend is payable June 15, 2016, to shareholders of record on June 1, 2016. For purposes of broker trading, the ex-date of the cash dividend is May 27, 2016.

“These actions, when taken together, are examples of how Old National is focusing on creating sustainable long term value for our shareholders,” said Old National President and CEO Bob Jones. “The sale of our insurance group should improve our efficiency ratio, allow us to increase our tangible book value and helps fund the cash portion of the Anchor partnership. Speaking of Anchor, this partnership is off to a great start and our optimism for the benefits that our shareholders will derive is very strong. We feel confident that given the quality of the quarter when combined with these actions, Old National is well positioned for a year of continued growth.”

Committed to our Strategic Imperatives and 2016 Initiatives

Old National’s continued steady performance and strong credit and capital positions can be attributed to the Company’s unwavering commitment to the three strategic imperatives that have guided Old National for 11 years:

1. Strengthen the risk profile; 2. Enhance management discipline; and 3. Achieve consistent quality earnings.

Guided by these three strategic imperatives, Old National’s primary initiatives for 2016 are: 1. Continue to grow organic revenue; 2. Improve operating leverage; and 3. Prudent use of capital, all while maintaining a strong credit culture.

Grow Organic Revenue

Balance Sheet and Net Interest Margin

At March 31, 2016, total period-end loans, including loans held for sale, increased $67.4 million to $7.030 billion from $6.962 billion at December 31, 2015. Excluding the change in covered loans, Old National had organic loan growth of $79.6 million, or 4.6% annualized, in the 1st quarter. The Louisville, Kentucky market, including the Company’s new Lexington office, the Kalamazoo, Michigan market and the South Bend, Indiana market were the best producing regions, increasing $39.5 million (28.5% annualized), $16.0 million (41.3% annualized) and $15.0 million (30.5% annualized), respectively, over December 31, 2015, loan balances.

Total core deposits, including demand and interest-bearing deposits, increased $120.1 million to $8.422 billion, compared to $8.302 billion at December 31, 2015. This increase represents an annualized growth rate of 5.8%.

For the 1st quarter of 2016, net interest income totaled $85.6 million compared to $85.9 million in the 4th quarter of 2015, and $91.0 million in the 1st quarter of 2015. Net interest income on a fully taxable equivalent basis was $90.8 million for the 1st quarter of 2016 and represented a net interest margin on total average earning assets of 3.52%. These results compare to net interest income on a fully taxable equivalent basis of $91.1 million and a margin of 3.50% in the 4th quarter of 2015. In the 1st quarter of 2015, Old National reported net interest income on a fully taxable equivalent basis of $95.7 million and a margin of 3.70%. Refer to Table 2 for Non-GAAP taxable equivalent reconciliations.

As part of net interest income, Old National recorded $11.2 million, or a 44 basis point contribution to net interest margin, in accretion income in the 1st quarter of 2016 related to purchase accounting discounts from various acquisitions. Total accretion income in the 4th quarter of 2015 and the 1st quarter of 2015 reported by Old National was $12.3 million, or a 48 basis point net interest margin contribution, and $14.6 million, or a 56 basis point net interest margin contribution, respectively. Excluding accretion income, the core net interest margin was 3.08% in the 1st quarter of 2016, compared to 3.02% in the 4th quarter of 2015 and 3.14% in the 1st quarter of 2015. Refer to Table 2 for Non-GAAP reconciliations.

Noninterest Income

Total noninterest income amounted to $49.5 million for the 1st quarter of 2016. This compares to $60.6 million in the 4th quarter of 2015 and $55.3 million in the 1st quarter of 2015. Included in the 4th quarter of 2015 is a $10.8 million gain relating to the repurchase of 14 banking properties. Card revenues were impacted by the Durbin Amendment to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. This Amendment became effective for Old National beginning July 1, 2015, resulting in a decline in interchange income of $2.7 million in the 1st quarter of 2016 as compared to the 1st quarter of 2015.

Improve Operating Leverage

Noninterest expenses for the 1st quarter of 2016 totaled $98.4 million for Old National. This compares to $102.5 million in the 4th quarter of 2015 and $116.2 million in the 1st quarter of 2015. Included in the 1st quarter of 2016 are $1.4 million in pre-tax charges related to the merger and integration of Anchor. Included in the 4th quarter of 2015 are $2.4 million in pre-tax charges related to various efficiency initiatives (including branch consolidations and divestitures and severance) as well as a $4.8 million pre-tax charge for the estimated full cost of the anticipated settlement of the previously disclosed overdraft class action litigation. This compares to pre-tax charges of $4.4 million in severance, $2.6 million relating to branch consolidations and $4.0 million in pre-tax merger and integration expenses in the 1st quarter of 2015. As of March 31, 2016, Old National has 160 branches throughout its franchise.

Prudent Use of Capital

Old National’s capital position remained well above regulatory guideline minimums at March 31, 2016, with regulatory tier 1 and total risk-based capital ratios of 12.5% and 13.2%, respectively, compared to 12.6% and 13.3% at December 31, 2015, and 11.9% and 12.6% at March 31, 2015. Old National did not repurchase any stock in the open market during the 1st quarter of 2016.

The following table presents Old National’s risk-based and leverage ratios compared to industry requirements:

	Fully Phased-In Regulatory Guidelines Minimum	Consolidated ONB at March 31, 2016
Tier 1 Risk-Based Capital Ratio	> 8.5%	12.5%
Total Risk-Based Capital Ratio	> 10.5%	13.2%
Common Equity Tier 1 Capital Ratio	> 7.0%	12.0%
Tier 1 Leverage Capital Ratio	> 4.0%	8.6%

Old National’s ratio of tangible common equity to tangible assets was 7.88% at March 31, 2016, compared to 7.66% at December 31, 2015, and 7.52% at March 31, 2015. Refer to Table 9 for Non-GAAP reconciliations.

Maintain a Strong Credit Culture

Old National recorded provision expense of $0.1 million and had net charge-offs of $1.6 million in the 1st quarter of 2016. These results compare to $0.5 million in provision expense and net recoveries of $0.5 million, and provision expense of $1 thousand and net recoveries of $1.0 million, in the 4th quarter of 2015 and the 1st quarter of 2015, respectively. Net charge-offs for the 1st quarter of 2016 were 0.09% of average total loans on an annualized basis, compared to net recoveries of 0.03% of average total loans in the 4th quarter of 2015 and net recoveries of 0.06% of average total loans in the 1st quarter of 2015.

Delinquencies remained low as Old National reported 30+ day delinquent loans of 0.30% in the 1st quarter of 2016 compared to 0.31% in the 4th quarter of 2015. Old National’s 90+ day delinquent loans for the 1st quarter were 0.01% compared to 0.01% in the 4th quarter of 2015.

At March 31, 2016, Old National’s allowance for loan losses was $50.7 million, or 0.72% of total loans, compared to an allowance of $52.2 million, or 0.75% of total loans at December 31, 2015, and $48.9 million, or 0.73% of total loans, at March 31, 2015. The coverage ratio (allowance to non-performing loans) stood at 38% at March 31, 2016, compared to 36% at December 31, 2015, and 29% at March 31, 2015. Impacting these ratios are the Company’s prior acquisitions in which the loan portfolios were booked at fair value in accordance with ASC 805. Therefore, no allowance for loan losses is recorded on the acquisition date.

The following table presents certain credit quality metrics related to Old National’s loan portfolio:

($ in millions)	1Q16	4Q15	1Q15
Non-Performing Loans (NPLs)	$132.0	$146.7	$168.4
Problem Loans (Including NPLs)	200.3	213.3	253.2
Special Mention Loans	132.5	134.3	190.0
Net Charge-Off(Recoveries) Ratio	0.09%	(0.03)%	(0.06)%
Provision for Loan Losses	$0.1	$0.5	$0.0
Allowance for Loan Losses	50.7	52.2	48.9

Strategic Action – Sale of Insurance Subsidiary

The sale of Old National Insurance provides Old National the opportunity to focus on its core community banking business, improve its operating leverage and enhance its overall capital position. As a result of this transaction, Old National expects to receive approximately $93.0 million in cash and recognize an after-tax gain of approximately $16 million to $18 million. Based on March 31, 2016, reported results, goodwill and intangible assets of approximately $47.7 million will be eliminated as part of this transaction and result in a $0.56 improvement in the Company’s tangible book value per share. Old National anticipates the redeployment of capital will support ongoing organic loan growth as well as future potential strategic opportunities. Old National Insurance had total revenues of approximately $42.7 million and direct expenses of approximately $36.3 million in 2015. As of March 31, 2016, Old National Insurance had 279 employees.

The parties will enter into a marketing services agreement so that Old National and ONI Risk Partners can continue to work closely to provide Old National clients with outstanding insurance products and services. Current Old National Insurance Chairman and CEO Tom Flynn will remain with ONI Risk Partners. In addition, ONI Risk Partners will remain an Indiana corporation with its headquarters located in Indianapolis.

“Prime Risk is an excellent partner for the clients and employees of Old National Insurance. They are committed to investing in the future of Old National Insurance and the communities it serves,” said Old National Bancorp CEO Bob Jones. “We anticipate tremendous synergy between our companies as we move forward, which will allow Old National clients to continue to work with the same insurance representatives they have grown to trust and enjoy the same great products and service they have come to expect.”

Strategic Action – Closing of Anchor BanCorp Wisconsin Inc. Partnership

The strategic partnership between Old National and Anchor represents the Company’s entry into the most vibrant markets in the state of Wisconsin. Old National’s integration activities and cost savings projections remain on track. Anchor’s 1st quarter 2016 performance also met Old National’s modeling assumptions, as Anchor’s 1st quarter net income was $3.1 million. Included in Anchor’s 1st quarter results were $3.8 million in pre-tax merger and integration charges. Anchor’s end-of-period loan balances grew 12.5% on an annualized basis from December 31, 2015, balances. At March 31, 2016, Anchor’s total shareholders’ equity stood at $372.6 million and its tangible common equity ratio was 16.70%.

About Old National

Old National Bancorp (NASDAQ: ONB), the holding company of Old National Bank, is the largest financial services holding company headquartered in Indiana. With $11.9 billion in assets at March 31, 2016, it ranks among the top 100 banking companies in the U.S. Since its founding in Evansville in 1834, Old National Bank has focused on community banking by building long-term, highly valued partnerships with clients. Today, Old National’s footprint includes Indiana, Kentucky, Michigan and Wisconsin. In addition to providing extensive services in retail and commercial banking, investments and brokerage, Old National’s Wealth Management Division is a Top 100 Fiduciary. For more information and financial data, please visit Investor Relations at oldnational.com.

Conference Call

Old National will hold a conference call at 10:00 a.m. Central Time on Monday, May 2, 2016, to discuss 1st quarter 2016 financial results, strategic developments, and the Company’s financial outlook. The live audio web cast of the call, along with the corresponding presentation slides, will be available on the Company’s Investor Relations web page at oldnational.com and will be archived there for 12 months. A replay of the call will also be available from 7:00 a.m. Central Time on May 3 through May 17. To access the replay, dial 1-855-859-2056, Conference ID Code 86208935.

Use of Non-GAAP Financial Measures

This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Old National’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the tables of this release.

Table 1: Non-GAAP Reconciliations-Adjusted Net Income

($ in millions, shares in 000s)	Reported 1Q16	Adjustments	Adjusted 1Q16
Total Revenues (FTE Basis)	$140.3	$—	$140.3
Less: Provision for Loan Losses	(0.1)	—	(0.1)
Less: Noninterest Expenses	(98.4)	1.4	(97.0)
Income before Income Taxes (FTE)	$41.8	$1.4	$43.2
Income Taxes	(14.9)	(0.2)	(15.1)
Net Income	$26.9	$1.2	$28.1
Average Shares Outstanding	114,563	—	114,563
Earnings Per Share	$0.24	$0.01	$0.25

($ in millions, shares in 000s)	Reported 4Q15	Adjustments	Adjusted 4Q15
Total Revenues (FTE Basis)	$151.7	$(11.1)	$140.6
Less: Provision for Loan Losses	(0.5)	—	(0.5)
Less: Noninterest Expenses	(102.5)	7.2	(95.3)
Income before Income Taxes (FTE)	$48.7	$(3.9)	$44.8
Income Taxes	(16.7)	1.3	(15.4)
Net Income	$32.0	$(2.6)	$29.4
Average Shares Outstanding	114,716	—	114,716
Earnings Per Share	$0.27	$(0.02)	$0.25

($ in millions, shares in 000s)	Reported 1Q15	Adjustments	Adjusted 1Q15
Total Revenues (FTE Basis)	$151.0	$—	$151.0
Less: Provision for Loan Losses	—	—	—
Less: Noninterest Expenses	(116.2)	11.0	(105.2)
Income before Income Taxes (FTE)	$34.8	$11.0	$45.8
Income Taxes	(13.9)	(3.4)	(17.3)
Net Income	$20.9	$7.6	$28.5
Average Shares Outstanding	119,076	—	119,076
Earnings Per Share	$0.18	$0.06	$0.24

Table 2: Non-GAAP Reconciliations-Core Net Interest Margin

($ in millions)	1Q16	4Q15	1Q15
Net Interest Income	$85.6	$85.9	$91.0
Taxable equivalent Adjustment	5.2	5.2	4.7
Net Interest Income – Taxable Equivalent	$90.8	$91.1	$95.7
Less Accretion[1]	11.2	12.3	14.6
Net Interest Income – Taxable Equivalent Less Accretion	$79.6	$78.8	$81.1
Average Earning Assets	$10,331.0	$10,414.8	$10,346.2
Core Net Interest Margin – Fully Taxable Equivalent	3.08%	3.02%	3.14%

[1]	Accretion related to purchase accounting discounts on acquired loan portfolios.

Table 3: Non-GAAP Reconciliation-Operational Noninterest Expenses

($ in millions)	1Q16	1Q15
Total Noninterest Expenses As Reported	$98.4	$116.2
Branch Consolidation/Divestiture, Integration and Severance Charges	(1.4)	(11.0)
Operational Noninterest Expenses	$97.0	$105.2

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, descriptions of Old National Bancorp’s (“Old National’s”) financial condition, results of operations, asset and credit quality trends and profitability. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to: expected cost savings, synergies and other financial benefits from the recently completed mergers might not be realized within the expected timeframes and costs or difficulties relating to integration matters might be greater than expected; market, economic, operational, liquidity, credit and interest rate risks associated with Old National’s business; competition; government legislation and policies (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and its related regulations); ability of Old National to execute its business plan (including integrating the recently completed merger with Anchor); changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits; failure or circumvention of our internal controls; failure or disruption of our information systems; significant changes in accounting, tax or regulatory practices or requirements; new legal obligations or liabilities or unfavorable resolutions of litigations; disruptive technologies in payment systems and other services traditionally provided by banks; computer hacking and other cybersecurity threats; other matters discussed in this press release and other factors identified in our Annual Report on Form 10-K and other periodic filings with the SEC. These forward-looking statements are made only as of the date of this press release, and Old National does not undertake an obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this press release.

TABLE 4

Financial Highlights

($ and shares in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Income Statement
Net interest income	$85,643	$85,922	$90,993
Provision for loan losses	91	484	1
Noninterest income	49,451	60,614	55,295
Noninterest expense	98,355	102,469	116,156
Net income	26,977	31,985	20,906
Per Common Share Data (Diluted)
Net income available to common shareholders	$0.24	$0.27	$0.18
Average diluted shares outstanding	114,563	114,716	119,076
Book value	13.19	13.05	12.68
Stock price	12.19	13.56	14.19
Dividend payout ratio	54%	43%	68%
Tangible common book value (1)	7.80	7.62	7.28
Performance Ratios
Return on average assets	0.91%	1.07%	0.70%
Return on average common equity	7.18%	8.63%	5.56%
Net interest margin (FTE)	3.52%	3.50%	3.70%
Efficiency ratio (2)	68.76%	66.42%	76.27%
Net charge-offs (recoveries) to average loans	0.09%	-0.03%	-0.06%
Allowance for loan losses to ending loans	0.72%	0.75%	0.73%
Non-performing loans to ending loans	1.88%	2.11%	2.53%
Balance Sheet
Total loans	$7,007,074	$6,948,405	$6,652,539
Total assets	11,932,326	11,991,527	11,949,850
Total deposits	8,588,895	8,400,860	8,927,520
Total borrowed funds	1,662,191	1,920,246	1,332,130
Total shareholders’ equity	1,508,643	1,491,170	1,483,271
Capital Ratios (1)
Risk-based capital ratios (EOP):
Tier 1 common equity	12.0%	12.1%	11.5%
Tier 1	12.5%	12.6%	11.9%
Total	13.2%	13.3%	12.6%
Leverage ratio (to average assets)	8.6%	8.5%	8.3%
Total equity to assets (averages)	12.63%	12.42%	12.60%
Tangible common equity to tangible assets	7.88%	7.66%	7.52%
Nonfinancial Data
Full-time equivalent employees	2,615	2,652	2,983
Number of branches	160	160	196

(1)	See non-GAAP measures on Table 9.
(2)	Efficiency ratio is defined as noninterest expense before amortization of intangibles as a percent of FTE net interest income and noninterest revenues, excluding net gains from securities transactions. This presentation excludes intangible amortization and net securities gains, as is common in other company releases, and better aligns with true operating performance.

FTE - Fully taxable equivalent basis             EOP - End of period actual balances             N/A - Not applicable

TABLE 5

Income Statement

($ and shares in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Interest income	$95,329	$94,960	$98,594
Less: interest expense	9,686	9,038	7,601

Net interest income	85,643	85,922	90,993
Provision for loan losses	91	484	1

Net interest income after provision for loan losses	85,552	85,438	90,992
Wealth management fees	8,121	8,142	8,520
Service charges on deposit accounts	9,639	10,039	11,045
Debit card and ATM fees	3,785	3,646	6,732
Mortgage banking revenue	2,920	2,145	2,963
Insurance premiums and commissions	13,121	10,491	12,113
Investment product fees	3,905	4,375	4,403
Company-owned life insurance	2,038	2,064	2,152
Change in Indemnification Asset	(655)	57	(968)
Other income	4,372	5,651	4,068
Net gain on branch divestitures	—	272	—
Recognition of deferred gain on sale leaseback transactions	1,052	12,035	1,524
Gains (losses) on sales of securities	1,106	1,662	2,683
Gains (losses) on derivatives	47	35	60

Total noninterest income	49,451	60,614	55,295
Salaries and employee benefits	56,972	56,782	69,694
Occupancy	12,844	11,796	14,293
Equipment	2,893	2,856	3,904
Marketing	2,486	1,769	2,236
Data processing	7,123	6,020	6,590
Communication	1,864	2,106	2,744
Professional fees	3,368	2,808	3,132
Loan expenses	1,333	1,811	1,326
Supplies	583	565	684
FDIC assessment	1,919	1,913	1,885
Other real estate owned expense	424	482	1,161
Intangible amortization	2,647	2,816	3,081
Other expense	3,899	10,745	5,426

Total noninterest expense	98,355	102,469	116,156
Income before income taxes	36,648	43,583	30,131
Income tax expense	9,671	11,598	9,225

Net income	$26,977	$31,985	$20,906

Diluted Earnings Per Share
Net income	$0.24	$0.27	$0.18
Average Common Shares Outstanding
Basic	113,998	114,103	118,540
Diluted	114,563	114,716	119,076
Common shares outstanding at end of period	114,352	114,297	116,983

TABLE 6

Balance Sheet

($ in thousands)

	March 31,	December 31,	March 31,
	2016	2015	2015
Assets
Federal Reserve Bank account	$20,516	$125,724	$12,782
Money market investments	1,783	2,783	6,561
Investments:
Treasury and government sponsored agencies	757,745	768,564	900,900
Mortgage-backed securities	1,005,588	1,082,403	1,112,279
States and political subdivisions	1,112,599	1,100,501	988,777
Other securities	431,368	428,951	458,584

Total investments	3,307,300	3,380,419	3,460,540

Loans held for sale	22,546	13,810	210,513
Loans:
Commercial	1,784,970	1,804,615	1,668,275
Commercial and agriculture real estate	1,907,834	1,847,821	1,813,579
Consumer:
Home equity	347,776	359,954	374,079
Other consumer loans	1,236,959	1,183,814	1,034,412

Subtotal of commercial and consumer loans	5,277,539	5,196,204	4,890,345
Residential real estate	1,634,132	1,644,614	1,625,354
Covered loans	95,403	107,587	136,840

Total loans	7,007,074	6,948,405	6,652,539

Total earning assets	10,359,219	10,471,141	10,342,935

Allowance for loan losses	(50,700)	(52,233)	(48,878)
Nonearning Assets:
Cash and due from banks	153,259	91,311	195,970
Premises and equipment	198,065	196,676	132,101
Goodwill and intangible assets	617,077	619,942	631,642
Company-owned life insurance	342,292	341,294	335,976
FDIC Indemnification Asset	7,703	9,030	20,024
Other real estate owned	13,522	12,498	15,566
Other assets	291,889	301,868	324,514

Total nonearning assets	1,623,807	1,572,619	1,655,793

Total assets	$11,932,326	$11,991,527	$11,949,850

Liabilities and Equity
Noninterest-bearing demand deposits	$2,491,767	$2,488,855	$2,553,801
NOW accounts	2,178,690	2,133,536	2,218,243
Savings accounts	2,271,341	2,201,352	2,384,502
Money market accounts	561,250	577,050	636,933
Other time deposits	919,213	901,352	1,072,195

Total core deposits	8,422,261	8,302,145	8,865,674
Brokered CD’s	166,634	98,715	61,846

Total deposits	8,588,895	8,400,860	8,927,520
Short-term borrowings	494,380	628,499	463,007
Other borrowings	1,167,811	1,291,747	869,123

Total borrowed funds	1,662,191	1,920,246	1,332,130
Accrued expenses and other liabilities	172,597	179,251	206,929

Total liabilities	10,423,683	10,500,357	10,466,579
Common stock, surplus, and retained earnings	1,538,228	1,525,967	1,507,513
Other comprehensive income	(29,585)	(34,797)	(24,242)

Total shareholders’ equity	1,508,643	1,491,170	1,483,271

Total liabilities and shareholders’ equity	$11,932,326	$11,991,527	$11,949,850

TABLE 7

Average Balance Sheet and Interest Rates

($ in thousands)

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2016			December 31, 2015			March 31, 2015
	Average	Income (1)/	Yield/	Average	Income (1)/	Yield/	Average	Income (1)/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Earning Assets:
Fed Funds sold, resell agr, Fed Reserve Bank account, and money market	$44,499	$49	0.45%	$94,660	$29	0.12%	$25,732	$6	0.10%
Investments:
Treasury and gov’t sponsored agencies	730,379	3,477	1.90%	770,472	3,658	1.90%	889,979	4,374	1.97%
Mortgage-backed securities	1,050,520	5,078	1.93%	1,134,521	5,356	1.89%	1,153,835	5,051	1.75%
States and political subdivisions	1,103,467	13,009	4.72%	1,088,917	12,935	4.75%	976,943	11,592	4.75%
Other securities	428,324	2,837	2.66%	431,541	2,635	2.44%	454,070	2,818	2.48%

Total investments	3,312,690	24,401	2.95%	3,425,451	24,584	2.87%	3,474,827	23,835	2.74%

Loans:
Commercial (2)	1,781,711	17,161	3.81%	1,773,804	16,861	3.72%	1,716,161	19,014	4.43%
Commercial and agriculture real estate (2)	1,896,951	28,038	5.85%	1,860,536	27,496	5.78%	1,879,985	28,126	5.98%
Consumer:
Home equity (2)	413,796	4,279	4.16%	424,013	4,218	3.95%	453,641	4,580	4.09%
Other consumer loans (2)	1,210,993	9,680	3.22%	1,160,652	9,747	3.33%	1,044,141	9,672	3.76%

Subtotal commercial and consumer loans	5,303,451	59,158	4.49%	5,219,005	58,322	4.43%	5,093,928	61,392	4.89%
Residential real estate loans (2)	1,670,389	16,921	4.06%	1,675,707	17,188	4.10%	1,751,680	18,018	4.11%

Total loans (2)	6,973,840	76,079	4.35%	6,894,712	75,510	4.32%	6,845,608	79,410	4.65%

Total earning assets	$10,331,029	$100,529	3.88%	$10,414,823	$100,123	3.80%	$10,346,167	$103,251	3.99%

Less: Allowance for loan losses	(52,077)			(52,677)			(49,418)
Non-Earning Assets:
Cash and due from banks	$246,212			$297,109			$212,998
Other assets	1,378,676			1,282,153			1,419,945

Total assets	$11,903,840			$11,941,408			$11,929,692

Interest-Bearing Liabilities:
NOW accounts	$2,114,798	$237	0.05%	$2,063,815	$289	0.06%	$2,207,096	$161	0.03%
Savings accounts	2,224,151	780	0.14%	2,207,640	784	0.14%	2,343,894	810	0.14%
Money market accounts	552,475	90	0.07%	828,501	263	0.13%	656,958	118	0.07%
Other time deposits	913,347	2,115	0.93%	909,985	2,123	0.93%	1,075,014	2,383	0.90%

Total interest-bearing deposits	5,804,771	3,222	0.22%	6,009,941	3,459	0.23%	6,282,962	3,472	0.22%
Brokered CD’s	127,287	272	0.86%	80,951	141	0.69%	72,869	92	0.51%

Total interest-bearing deposits and CD’s	5,932,058	3,494	0.24%	6,090,892	3,600	0.23%	6,355,831	3,564	0.23%

Short-term borrowings	446,422	182	0.16%	479,760	144	0.12%	453,611	96	0.09%
Other borrowings	1,375,011	6,010	1.75%	1,196,166	5,294	1.75%	918,754	3,941	1.72%

Total borrowed funds	1,821,433	6,192	1.37%	1,675,926	5,438	1.29%	1,372,365	4,037	1.19%

Total interest-bearing liabilities	$7,753,491	$9,686	0.50%	$7,766,818	$9,038	0.46%	$7,728,196	$7,601	0.40%

Noninterest-Bearing Liabilities
Demand deposits	2,473,091			2,483,234			2,503,078
Other liabilities	174,296			208,696			195,696
Shareholders’ equity	1,502,962			1,482,660			1,502,722

Total liabilities and shareholders’ equity	$11,903,840			$11,941,408			$11,929,692

Net interest rate spread			3.38%			3.34%			3.59%
Net interest margin (FTE)			3.52%			3.50%			3.70%
FTE adjustment		$5,200			$5,163			$4,658

(1)	Interest income is reflected on a fully taxable equivalent basis (FTE).
(2)	Includes loans held for sale.

TABLE 8

Asset Quality (EOP)

($ in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Beginning allowance for loan losses	$52,233	$51,226	$47,849
Provision for loan losses	91	484	1
Gross charge-offs	(3,942)	(5,559)	(2,113)
Gross recoveries	2,318	6,082	3,141

Net (charge-offs) recoveries	(1,624)	523	1,028

Ending allowance for loan losses	$50,700	$52,233	$48,878

Net charge-offs (recoveries) / average loans (1)	0.09%	-0.03%	-0.06%
Average loans outstanding (1)	$6,970,578	$6,891,197	$6,643,462
EOP loans outstanding (1)	$7,007,074	$6,948,405	$6,652,539
Allowance for loan losses / EOP loans (1)	0.72%	0.75%	0.73%
Underperforming Assets:
Loans 90 Days and over (still accruing)	$357	$916	$142
Non-performing loans:
Nonaccrual loans (2)	117,866	132,373	155,892
Renegotiated loans	14,155	14,285	12,520

Total non-performing loans	132,021	146,658	168,412

Foreclosed properties	13,522	12,498	15,566

Total underperforming assets	$145,900	$160,072	$184,120

Classified loans - “problem loans”	$200,297	$213,294	$253,237
Other classified assets	6,566	6,857	14,816
Criticized loans - “special mention loans”	132,475	134,347	189,989

Total classified and criticized assets	$339,338	$354,498	$458,042

Non-performing loans / EOP loans (1)	1.88%	2.11%	2.53%
Allowance to non-performing loans (3)	38%	36%	29%
Under-performing assets / EOP loans (1)	2.08%	2.30%	2.77%
EOP total assets	$11,932,326	$11,991,527	$11,949,850
Under-performing assets / EOP assets	1.22%	1.33%	1.54%

EOP - End of period actual balances

(1)	Excludes loans held for sale.
(2)	Includes renegotiated loans totaling $35.7 million at March 31, 2016, $30.0 million at December 31, 2015 and $23.1 million at March 31, 2015.
(3)	Includes acquired loans that were recorded at fair value in accordance with ASC 805 at the date of acquisition. As such, the credit risk was incorporated in the fair value recorded and no allowance for loan losses was recorded on the acquisition date.

TABLE 9

Non-GAAP Measures

($ in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Actual End of Period Balances
GAAP shareholders’ equity	$1,508,643	$1,491,170	$1,483,271
Deduct:
Goodwill	584,634	584,634	587,904
Intangibles	32,443	35,308	43,738

	617,077	619,942	631,642

Tangible shareholders’ equity	$891,566	$871,228	$851,629

Actual End of Period Balances
GAAP assets	$11,932,326	$11,991,527	$11,949,850
Add:
Trust overdrafts	48	29	55
Deduct:
Goodwill	584,634	584,634	587,904
Intangibles	32,443	35,308	43,738

	617,077	619,942	631,642

Tangible Assets	$11,315,297	$11,371,614	$11,318,263

Risk-weighted assets	7,795,646	7,718,065	7,864,882
Actual End of Period Balances
GAAP net income	$26,977	$31,985	$20,906
Add:
Intangible amortization (net of tax)	2,404	2,545	2,765

Tangible net income	$29,381	$34,530	$23,671

Tangible Ratios
Return on tangible common equity	13.18%	15.85%	11.12%
Return on tangible assets	1.04%	1.21%	0.84%
Tangible common equity to tangible assets	7.88%	7.66%	7.52%
Tangible common equity to risk-weighted assets	11.44%	11.29%	10.83%
Tangible common book value (1)	7.80	7.62	7.28

Tangible common equity presentation includes other comprehensive income as is common in other company releases.

(1)    Tangible common shareholders’ equity divided by common shares issued and outstanding at period-end.

Tier 1 capital	$975,717	$968,772	$939,853
Deduct:
Trust Preferred Securities	45,000	45,000	45,000
Additional Tier 1 capital deductions	(7,625)	(10,725)	(12,947)

	37,375	34,275	32,053

Tier 1 common equity	$938,342	$934,497	$907,800

Risk-weighted assets	7,795,646	7,718,065	7,864,882
Tier 1 common equity to risk-weighted assets	12.04%	12.11%	11.54%